Exhibit 10.2
Amendment to the
UST Inc. Director Deferral Program
     The UST Inc. Director Deferral Program (the “Plan”) is amended effective May 6, 2008, by deleting paragraph 2.20 in Article II of the Plan in its entirety and inserting the following in lieu thereof:
“2.20 Fair Market Value:
     The term, Fair Market Value, shall have the following meanings depending upon for what purpose Fair Market Value is being determined –
          (a) Converting Deferrals. For purposes of converting a Participant’s deferrals to phantom UST Inc. Common Stock as of any date, the Fair Market Value of such stock is the closing sales price per share of Common Stock on such date (or if such date is not a trading date, the date immediately following such date that is a trading date) for UST Inc. Common Stock as reported on the New York Stock Exchange Composite Transactions Listing, rounded (if necessary) to two decimal places.
          (b) Plan Distributions. For purposes of determining the value of a Plan distribution, the Fair Market Value of phantom UST Inc. Common Stock is determined as the closing sales price per share of Common Stock on the applicable Distribution Valuation Date, as reported on the New York Stock Exchange Composite Transactions Listing, rounded (if necessary) to two decimal places.
          (c) Converting Dividend Equivalents. For purposes of converting a Participant’s dividend equivalents under Section 5.02 to phantom UST Inc. Common Stock as of any date, the Fair Market Value of such stock shall be the value that is determined by the transfer agent for purposes of crediting shares of UST Inc. Common Stock under the UST Inc. Dividend Reinvestment Plan.
          (d) Common Stock Holding Requirement. For purposes of determining whether a Director has satisfied the Common Stock Holding Requirement, the Fair Market Value of UST Inc. Common Stock shall be the closing sales price per share of Common Stock on the Common Stock Holding Determination Date, as reported on the New York Stock Exchange Composite Transactions Listing, rounded (if necessary) to two decimal places.”